Exhibit 99.1

GFI Group Inc. Announces Fourth Quarter and Full Year 2007 Results;

Board Declares Stock Split, Cash Dividend

•	Fourth Quarter 2007:
	–	GAAP Revenues: Up 27% to $247.4 Million
	–	GAAP Net Income: Up 88% to $25.2 Million or $0.84 per Diluted Share
	–	Non-GAAP Net Income: Up 60% to $25.6 Million or $0.85 per Diluted Share
•	Full Year 2007:
	–	GAAP Revenues: Up 30% to $970.5 Million
	–	GAAP Net Income: Up 55% to $94.9 million or $3.18 per Diluted Share
	–	Non-GAAP Net Income: Up 42% to $99.9 million or $3.35 per Diluted Share
•	GFI Announces Record Date for Four-for-One Stock Split. Board of Directors Declares
Special Cash Dividend and Approves Quarterly Dividend Policy

New York, February 21, 2008 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data, trading platform and analytical software provider for global cash and derivative markets, today announced financial results for the fourth quarter and year ended December 31, 2007.

Highlights

•	Total revenues increased 27% to a fourth quarter record of $247.4 million compared with $194.1 million in the fourth quarter of 2006.

•

Brokerage revenues for the fourth quarter of 2007 rose 28% over the fourth quarter of 2006, with strong growth in all product categories — credit, financial, equity and commodity, which increased 19%, 14%, 57% and 24%, respectively. Brokerage revenue growth was particularly strong in both Europe and Asia-Pacific, which rose 49% and 54%, respectively, in the fourth quarter of 2007 over the same period of 2006.

•	Brokerage revenues from credit derivative transactions, which are included in GFI’s credit products category, increased 23% for the fourth quarter of 2007 compared with the same period of 2006.

•

There were 1,037 brokerage personnel at the end of the fourth quarter of 2007, representing a net increase of 105 brokerage personnel from the fourth quarter of 2006 and a gain of 16 from the third quarter of 2007.

•

Non-compensation expense as a percentage of revenues was 24.7% for the fourth quarter of 2007 compared with 26.1% in fourth quarter of 2006 and 20.9% in the third quarter of 2007. On a non-GAAP basis, non-compensation expense as a percentage of revenues was 23.5% in the fourth quarter of 2007 compared with 24.4% in the fourth quarter of 2006 and 19.8% in the third quarter of 2007.

•

Net income for the fourth quarter of 2007 increased 88% to $25.2 million, or $0.84 per diluted share, compared with $13.4 million, or $0.46 per diluted share in the fourth quarter of 2006. On a non-GAAP basis, net income for the fourth quarter of 2007 rose 60% to $25.6 million, or $0.85 per diluted share, compared with $16.0 million, or $0.55 per diluted share in the fourth quarter of 2006. GAAP earnings per share for the fourth quarter of 2007 included a total of $0.11 in benefits related to a favorable adjustment of the Company’s effective tax rate and the recognition of a specific tax benefit. Non-GAAP earnings for the fourth quarter of 2007 include $0.06 in benefits related to a favorable adjustment of the Company’s effective tax rate.

•	For the full year 2007, total revenues increased 30% to $970.5 million from $747.2 million in 2006. Net income for 2007 increased 55% to $94.9 million or $3.18 per diluted share compared to $61.1 million, or $2.09 per diluted share for full year 2006.  On a non-GAAP basis, net income for 2007 rose 42% to $99.9 million or $3.35 per diluted share compared with $70.6 million, or $2.42 per diluted share for full year 2006.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our strong performance in the fourth quarter of 2007 brought GFI to two major thresholds — annual revenues verging on $1 billion and net income on a non-GAAP basis touching $100 million.  The year-over-year growth of our pre-tax and net income strongly outpaced our revenue growth as we continued our efforts to increase operating leverage.

“For the past three years, we have worked to diversify our revenue base across product categories and geographic regions through acquisitions, the establishment of new offices, the addition of brokerage personnel and the development of new products. This has included the acquisitions of Starsupply Petroleum and Amerex Energy in the U.S., which have enabled us to become the leading OTC energy broker in North America. The addition of our Paris office has made us one of the leading OTC equities brokers in Continental Europe, while the opening of a Seoul office has allowed us to expand into a dynamic Asian market.

“We believe that, because of this diversification, our business has performed exceptionally well through the current volatility in the global credit, financial, commodity and equity markets.  In the fourth quarter of 2007, equity markets were particularly active.  Our strength in credit derivatives and equity products resulted in equity product revenues rising  57% which was a substantial growth driver in the quarter.

“Commodity product revenues increased 24% over the fourth quarter of 2006. This included strong growth in the dry freight product category in Europe and Asia-Pacific accompanied by increased revenues from a number of energy products such as electric power and oil. I am pleased to note that GFI Group was recently named the top commodities broker in Energy Risk magazine’s annual rankings and that our Amerex Energy subsidiary was listed as the top broker in 14 of 16 North American electricity and natural gas categories.

“Credit product revenues, which increased 19% in total over the fourth quarter of 2006, remained our largest category in the fourth quarter.  Within that category, we saw a 23% year-over-year increase in revenues from credit derivatives, along with a 15% increase in cash bonds and bond options. Financial product revenues rose 14% from the fourth quarter of 2006 with particularly strong growth in the Asia-Pacific region.

“Another area of continuing strategic focus for GFI has been our development of advanced electronic platforms to enhance the trading efficiency of our clients and the productivity of our brokers.  Our achievements to date include CreditMatch®, which has become a leading electronic trading platform in Europe for credit derivatives and cash bonds, GFI ForexMatch™ for currency derivatives and EnergyMatch®, an electronic trading platform for emissions products in North America launched in November of 2007.

“On January 31, we acquired Trayport, Ltd. along with its world-class GlobalVision electronic platform, which can accommodate electronic trading, information sharing and straight-through processing in commodity and financial instruments.  Trayport’s technology is a recognized standard in commodities trading, supporting multiple commodity instruments, across multiple geographies. We estimate that 80% of electronic transactions in OTC commodities in Europe are executed in environments utilizing Trayport software.  As for exchange-traded instruments, we are pleased to count as Trayport customers a broad group of commodity, debt and equity exchanges around the globe.

“The broader importance of Trayport is that it gives GFI a highly scalable platform with which to more rapidly implement electronic trading in new instruments and geographies.  The acquisition indicates that GFI intends to play a strategic role in the increasing electronification and evolving market structure of the global energy and commodity markets.”

Mr. Gooch continued: “Our investment in technology and our early adoption of the hybrid brokerage model has enabled GFI to perform strongly in current market conditions. We have seen growth in all product categories since the start of the year and we are well positioned to handle the increased volumes associated with the heightened volatility we are experiencing. As a result, we expect our brokerage revenues for the first quarter of 2008 to increase approximately 25% to 30% over the first quarter of 2007.

Mr. Gooch concluded: “Last quarter we announced our intent to seek stockholder approval to increase the Company’s authorized share capital for general corporate use, including for a stock split of up to four shares for one.  We were successful in obtaining stockholder approval and, therefore, our Board of Directors has declared a four-for-one stock split in the form of a stock dividend payable to stockholders of record on March 14, 2008.  The stock dividend will be distributed on March 31, 2008.

“We based the decision to split the stock on GFI’s substantial growth and progress to date.  Further reflecting our optimism and intent to return additional value to stockholders, GFI’s Board of Directors has declared a special cash dividend of $0.125 per share, on a post-split basis, to stockholders of record on March 14, 2008, payable on post-split shares on March 31, 2008.  In addition, the Board of Directors has approved a policy going forward of quarterly dividends in an amount to be determined by the Board each quarter that is currently targeted to be up to 15% of net income for the period.

“We are very pleased to have the confidence and ability to take these steps in only our third year as a public company.”

Revenues

For the fourth quarter of 2007, total revenues increased 27% to $247.4 million compared with $194.1 million in the fourth quarter of 2006.  Non-GAAP revenues for the fourth quarter of 2006 were $195.2 million, excluding the effect of foreign exchange collars described below.

Brokerage revenues rose 28% to $238.2 million in the fourth quarter of 2007 and included a 19% increase in credit products, a 14% increase in financial products, a 57% increase in equity products and a 24% increase in commodity products compared, in each case, with the fourth quarter of 2006.

Revenues from analytics and data products in the fourth quarter of 2007 were $4.9 million compared with $4.2 million in the same period of 2006.

By geographic region, fourth quarter 2007 brokerage revenue growth increased 5% in North America, 49% in Europe and 54% in Asia Pacific over the fourth quarter of 2006.

Expenses

For the fourth quarter of 2007, compensation and employee benefits expense was $151.0 million or 61.1% of total revenues, which included a decrease in previously accrued compensation totaling approximately $3.1 million.  Without this decrease, the ratio would have been 62.3%. This compares with compensation and employee benefits expense of $122.5 million or 63.1% of total revenues in the fourth quarter of 2006 and $158.9 million or 62.4% of total revenues in the third quarter of 2007.  On a non-GAAP basis, compensation and employee benefits expense also represented 61.1% of total revenues for the fourth quarter of 2007 versus 62.7% in the fourth quarter of 2006 and 62.4% in the third quarter of 2007.

Non-compensation expense for the fourth quarter of 2007 was $61.0 million or 24.7% of total revenues, which included additional costs of $2.6 million for a litigation settlement and associated legal costs related to the decrease in accrued compensation mentioned above. Non-compensation expense was $50.6 million or 26.1% of total revenues in the fourth quarter of 2006 and $53.2 million or 20.9% of total revenues in the third quarter of 2007.  On a non-GAAP basis, non-compensation expense for the fourth quarter of 2007 was 23.5% of total revenues compared with 24.4% in the fourth quarter of 2006 and 19.8% in the third quarter of 2007.

Earnings

On a GAAP basis, net income for the fourth quarter of 2007 increased 88% to $25.2 million, or $0.84 per diluted share, compared with $13.4 million or $0.46 per diluted share in the fourth quarter of 2006.  On a non-GAAP basis, net income for the fourth quarter of 2007 rose 60% to $25.6 million, or $0.85 per diluted share, compared with $16.0 million or $0.55 in the fourth quarter of 2006.  GFI’s recurring tax rate for full year 2007 improved to 38%, resulting in a $0.06 benefit to earnings in the fourth quarter related to the favorable adjustment of the effective tax rate in previous quarters.  GFI’s GAAP earnings in the fourth quarter of 2007 also increased due to recognition of a specific tax benefit and the release of a previously established reserve, resulting in a $0.05 benefit.

Full Year Results

For the year ended December 31, 2007, GFI’s revenues were $970.5 million and net income was $94.9 million or $3.18 per diluted share compared with revenues of $747.2 million and net income of $61.1 million or $2.09 per diluted share for 2006.  Excluding non-operating or non-recurring items, non-GAAP revenues for 2007 were also $970.5 million while net income was $99.9 million or $3.35 per diluted share.  For 2006, non-GAAP revenues were $751.7 million and net income was $70.6 million or $2.42 per diluted share.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results. GFI’s presentation of non-GAAP financial measures does include interest charges related to financing of acquisitions when analyzing the operating performance of an acquisition in subsequent periods.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the fourth quarter of 2007, there was no difference between GAAP and non-GAAP revenues.  The difference between GAAP and non-GAAP net income was $0.4 million and reflected for non-GAAP purposes:

•	The exclusion of $0.7 million of amortization on all acquired intangible assets.
•	The exclusion of items related to the planned relocation of the Company’s New York offices to larger premises scheduled for the first half of 2008, including:
	–	$0.8 million of duplicate rent expense;
	–	$1.4 million of accelerated depreciation expense related to assets to be abandoned.
•	The effect of adjusting for these items would increase the Company’s income tax expense by $1.1 million.
•	Income tax expense was also increased an additional $1.4 million in order to exclude the recognition of a tax benefit for which a reserve was previously established

For full year 2007, there was no difference between GAAP and non-GAAP revenues. The difference between GAAP and non-GAAP net income was $4.7 million for the period and reflected the above items as well as the exclusion for non-GAAP purposes of:

•	$2.7 million of amortization on all acquired intangible assets.
•	The exclusion of $0.8 million of payroll-related taxes in the UK on the exercise of stock options by a former Company executive in connection with his departure from the Company.
•	The exclusion of items related to the planned relocation of the Company’s New York offices, including:
	–	$1.6 million accrual for lease termination costs;
	–	$1.1 million of duplicate rent expense;
	–	$1.5 million of accelerated depreciation expense related to assets to be abandoned.
•	The effect of adjusting for these items would increase the Company’s income tax expense by $3.0 million.

The difference between GAAP and non-GAAP amounts for the fourth quarter of 2006 reflected the exclusion for non-GAAP purposes of:
•

A $1.1 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars. In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract remained in accumulated other comprehensive loss on the balance sheet and were reclassified into earnings over the term of the original contract. As of December 31, 2006, there was no remaining unrealized loss to be recognized.

•	The exclusion of $1.6 million of amortization on all acquired intangible assets.

•

The exclusion of $0.8 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes were in excess of those costs required for continued compliance.

•	The exclusion of $0.7 million for the write-off of software inventory.
•	The effect of adjusting for these items would increase the Company’s income tax expense by $1.6 million.

The difference between GAAP and non-GAAP amounts for full year 2006 reflected the above items as well as the exclusion for non-GAAP purposes of:
•	A $3.4 million loss reclassified from accumulated other comprehensive loss into other income due to the aforementioned foreign exchange collars.
•	The exclusion of $0.9 million of amortization on all acquired intangible assets.
•	A $0.8 million accrual for the remaining rent and related charges for the Company’s vacated London office.
•	The exclusion of $2.7 million for severance costs related to the closure of a desk in the U.S.
•

The exclusion of $2.6 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 which management believes were in excess of those costs required for continued compliance.

•	The exclusion of $0.6 million of professional fee expenses related to the Company’s secondary offering.
•	The effect of adjusting for these items would increase the Company’s income tax expense by $4.1 million.

Stock Split and Dividend

The Company noted that GFI stockholders do not need to exchange their current stock certificates or take any other action to receive the split shares or cash dividend declared by the Company’s Board of Directors.  Based on 29,582,339 shares of common stock outstanding on February 15, 2008, the number of shares outstanding following the stock split would be 118,329,356 shares. The number of shares that will be outstanding following the stock split is subject to change based on the exercise of outstanding stock options or the vesting of restricted stock units prior to the record date. The actual declaration of any future dividends and the establishment of the record dates related thereto remains subject to further action by our Board of Directors.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, February 22, 2008 to review its fourth quarter 2007 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 800-901-5226 in North America and +1 617-786-4513 in Europe.  The passcode for the call is 17907351.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (http://www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data, trading platform and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,600 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Calgary, Englewood (NJ) and Sugar Land (TX). GFI provides services and products to over 2,200 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, GFI ForexMatch™, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: acquisitions by us of businesses or technologies; economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	$186,827	$151,890	$749,223	$557,895
Principal transactions	51,366	33,890	188,254	151,220
Total brokerage revenues	238,193	185,780	937,477	709,115
Analytics and market data	4,850	4,232	19,522	18,651
Contract revenue	—	1,092	215	6,973
Interest income	2,726	2,366	9,714	9,144
Other income	1,590	601	3,613	3,300
Total revenues	247,359	194,071	970,541	747,183

EXPENSES:
Compensation and employee benefits	151,020	122,465	604,847	465,554
Communications and market data	11,538	10,545	44,622	37,300
Travel and promotion	13,057	9,242	41,992	32,391
Rent and occupancy	6,132	5,511	23,661	20,559
Depreciation and amortization	6,992	6,799	24,686	19,021
Professional fees	5,539	5,397	17,899	19,152
Clearing fees	10,200	6,312	32,732	24,471
Interest	1,522	2,170	7,076	6,818
Other expenses	6,023	4,046	22,155	14,543
Contract costs	—	639	133	5,819
Lease termination costs to affiliate	—	(57)	—	(242)
Total expenses	212,023	173,069	819,803	645,386

INCOME BEFORE PROVISION FOR INCOME TAXES
	35,336	21,002	150,738	101,797

PROVISION FOR INCOME TAX	10,128	7,593	55,880	40,719

NET INCOME	$25,208	$13,409	$94,858	$61,078

Basic earnings per share	$0.86	$0.47	$3.25	$2.15
Diluted earnings per share	$0.84	$0.46	$3.18	$2.09

Weighted average shares outstanding - basic	29,414,121	28,633,721	29,148,980	28,345,697

Weighted average shares outstanding - diluted	30,019,659	29,388,519	29,795,197	29,175,928

Note: Share and per share data do not reflect the four-for-one stock split disclosed in the release

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income

As a Percentage of Total Revenues

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
REVENUES:
Brokerage revenues:
Agency commissions	75.5%	78.3%	77.2%	74.7%
Principal transactions	20.8%	17.5%	19.4%	20.2%
Total brokerage revenues	96.3%	95.7%	96.6%	94.9%
Analytics and market data	2.0%	2.2%	2.0%	2.5%
Contract revenue	0.0%	0.6%	0.0%	0.9%
Interest income	1.1%	1.2%	1.0%	1.2%
Other income	0.6%	0.3%	0.4%	0.4%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	61.1%	63.1%	62.3%	62.3%
Communications and market data	4.7%	5.4%	4.6%	5.0%
Travel and promotion	5.3%	4.8%	4.3%	4.3%
Rent and occupancy	2.5%	2.8%	2.4%	2.8%
Depreciation and amortization	2.8%	3.5%	2.5%	2.5%
Professional fees	2.2%	2.8%	1.8%	2.6%
Clearing fees	4.1%	3.3%	3.4%	3.3%
Interest	0.6%	1.1%	0.7%	0.9%
Other expenses	2.4%	2.1%	2.3%	1.9%
Contract costs	0.0%	0.3%	0.0%	0.8%
Lease termination costs to affiliate	0.0%	0.0%	0.0%	0.0%
Total expenses	85.7%	89.2%	84.5%	86.4%

INCOME BEFORE PROVISION FOR INCOME TAXES	14.3%	10.8%	15.5%	13.7%

PROVISION FOR INCOME TAX	4.1%	3.9%	5.8%	5.4%

NET INCOME	10.2%	6.9%	9.8%	8.2%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Brokerage Revenues by Product Categories:
Credit	$72,632	$61,032	$317,724	$252,797
Financial	44,540	39,232	184,704	156,267
Equity	70,712	44,940	239,534	173,934
Commodity	50,309	40,576	195,515	126,117

Total brokerage revenues	$238,193	$185,780	$937,477	$709,115

Brokerage Revenues by Geographic Region:
North America	$95,976	$91,086	$401,897	$326,436
Europe	118,737	79,433	449,949	321,308
Asia-Pacific	23,480	15,261	85,631	61,371

Total brokerage revenues	$238,193	$185,780	$937,477	$709,115

	December 31,
	2007	2006

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$240,393	$181,484
Total assets (1)	975,814	699,609
Total debt, including current portion	55,291	90,253
Stockholders’ equity	452,193	330,469

Selected Statistical Data:
Brokerage personnel headcount (2)	1,037	932
Employees	1,599	1,438
Broker productivity for the period (3)	$226	$198

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $317.8 million and $174.7 million at December 31, 2007 and 2006, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks .

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

GAAP revenues	$247,359	$194,071	$970,541	$747,183
Hedge contracts (a)	—	1,126	—	4,533
Non-GAAP revenues	247,359	195,197	970,541	751,716

GAAP expenses	212,023	173,069	819,803	645,386
Non-operating adjustments:
Amortization of intangibles	(675)	(1,610)	(3,332)	(2,478)
Tax on former executive stock option exercise	—	—	(840)	—
Lease termination costs	—	—	(1,591)	(801)
Duplicate rent	(849)	—	(1,921)	—
Accelerated depreciation	(1,365)	—	(2,872)	—
Severance on discontinued desk	—	—	—	(2,665)
Excess SOX costs for initial year	—	(752)	—	(3,373)
Write-off of software inventory	—	(679)	—	(679)
Expenses related to secondary offering	—	—	—	(635)
Total (b)	(2,889)	(3,041)	(10,556)	(10,631)
Non-GAAP operating expenses	209,134	170,028	809,247	634,755

GAAP income before income tax provision	35,336	21,002	150,738	101,797
Sum of reconciling items = (a) - (b)	2,889	4,167	10,556	15,164
Non-GAAP income before income tax provision	38,225	25,169	161,294	116,961
GAAP income tax provision	10,128	7,593	55,880	40,719
Income tax benefit on non- operating adjustments above	1,098	1,554	4,067	5,656
Non-operating adjustment for the recognition of a tax benefit	1,400	—	1,400	—
Total (c)	2,498	1,554	5,467	5,656
Non-GAAP income tax provision	12,626	9,147	61,347	46,375

GAAP net income	25,208	13,409	94,858	61,078
Sum of reconciling items = (a) - (b) - (c)	391	2,613	5,089	9,508
Non-GAAP net income	$25,599	$16,022	$99,947	$70,586

GAAP basic net income per share	$0.86	$0.47	$3.25	$2.15
Basic non-operating income per share	$0.01	$0.09	$0.18	$0.34
Non-GAAP basic net income per share	$0.87	$0.56	$3.43	$2.49

GAAP diluted net income per share	$0.84	$0.46	$3.18	$2.09
Diluted non-operating income per share	$0.01	$0.09	$0.17	$0.33
Non-GAAP diluted net income per share	$0.85	$0.55	$3.35	$2.42

Note: Per share data does not reflect the four-for-one stock split disclosed in the release